Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman

Senior Vice President - Finance

Horace Mann Educators

Corporation

(217) 788-5708

www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR SECOND QUARTER

SPRINGFIELD, Ill., July 30, 2008 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $4.5 million (11 cents per share) and $18.8 million (45 cents per share) for the three and six months ended June 30, 2008, respectively, compared to net income of $23.1 million (52 cents per share) and $46.4 million ($1.04 per share) for the same periods in 2007. Included in net income were net realized losses on securities of $8.1 million ($5.1 million after tax, or 12 cents per share) and $10.5 million ($6.7 million after tax, or 16 cents per share) for the three and six months ended June 30, 2008, respectively. In the prior year, the second quarter earnings reflected net realized investment losses of $0.9 million ($0.6 million after tax, or 1 cent per share) and the six months reflected net realized investment gains of $2.6 million ($1.7 million after tax, or 4 cents per share). All per-share amounts are stated on a diluted basis.

“As previously announced, industry-wide catastrophe losses had an adverse impact on our second quarter net income of approximately 28 cents per share as compared to the same period last year. In addition, Horace Mann’s second quarter results also reflected the continued impact of a challenging financial market environment and the adverse effect of a slowing economy on both home and auto sales,” said Louis G. Lower II, President and Chief Executive Officer. “That said, our underlying fundamentals of profitability remain solid. For the current accident year and excluding catastrophes, our voluntary auto combined ratio increased somewhat but was within our expectations, and the increase in our property combined ratio on the same basis was driven primarily by non-catastrophe weather-related losses. Meanwhile, for the quarter and year to date — excluding the impact of the valuation of deferred policy acquisition costs — both annuity and life segment earnings exceeded prior year.”

“Due to the significant level of catastrophe costs experienced this quarter, along with the adverse financial market performance in the first six months of the year, we are decreasing our full year 2008 estimate of net income before realized investment gains and losses to between $1.30 and $1.45 per share,” Lower stated. “This projection reflects an average level of property and casualty catastrophe losses and relatively flat financial market performance in the second half of the year. The revised estimate also anticipates 5 cents per share of expenses related to the recent decision to consolidate the company’s property and casualty field claims offices.”

In the second quarter of 2008, the company completed its $25 million share repurchase authorization announced in April 2008. During the three months ended June 30, 2008, the company repurchased a total of 1,561,849 shares of its common stock at an aggregate cost of $24.8 million, or an average cost of $15.93 per share. Total shares outstanding on June 30, 2008 and 2007 were 39,061,788 and 43,275,184, respectively.

Segment Earnings

Net income for the property and casualty segment of $1.9 million for the quarter decreased $16.0 million compared to the same period in 2007, including the $11.3 million increase in after tax catastrophe costs. Pretax catastrophe costs in the current quarter were $22.4 million compared to $4.9 million incurred in the second quarter of 2007. The second quarter 2008 property and casualty combined ratio was 106.7 percent, including 16.6 percentage points due to catastrophe costs, compared to 89.1 percent, including 3.7 percentage points due to catastrophe costs, in the prior year period. Favorable prior years’ reserve development totaling $2.4 million was recorded in the current quarter, which represented 1.8 percentage points on the combined ratio, compared to $5.6 million, or 4.2 percentage points on the combined ratio, recorded in the second quarter of 2007.

Annuity segment net income of $5.1 million for the quarter was equal to the second quarter of 2007. Compared to the prior year and similar to the first three months of 2008, current period improvements in the interest margin were offset by the adverse impact of the financial markets on both the valuation of deferred policy acquisition costs and the level of contract charges earned. Life segment net income of $5.2 million for the current quarter increased $1.6 million compared to the same period a year earlier, reflecting growth in investment income and lower mortality costs.

Segment Revenues

The company’s total premiums written and contract deposits declined 2 percent compared to both the second quarter and first half of 2007, largely due to expected decreases in single premium annuity deposit receipts in 2008.

Property and casualty premiums written increased 2 percent compared to prior year, reflecting lower catastrophe reinsurance premiums and an increase in average property and auto premiums per policy.

Annuity new contract deposits decreased 9 percent compared to the three and six months ended June 30, 2007. Scheduled, flexible-premium annuity deposit receipts decreased slightly compared to the prior year, while rollover deposits declined approximately 20 percent. Life segment insurance premiums and contract deposits were comparable to the prior year.

Sales and Distribution

Total new auto sales units were 5 percent and 8 percent lower in the three and six months ended June 30, 2008, respectively, than in the prior year periods. “Second quarter true new auto sales volume, while not where we wanted it to be, improved sequentially reflecting productivity gains in the current period,” said Lower. Annuity new business decreased 12 percent and 14 percent for the three and six months ended June 30, 2008, compared to the same periods a year earlier, primarily due to the expected decline in single premium rollover deposits. “IRS transition regulations for the 403(b) annuity marketplace have reduced new rollover deposits industry-wide,” said Lower. The company’s career agents produced a 4 percent increase in new flexible-premium annuity business, offset by a decline in this business from independent agents.

The number of career agents declined 12 percent to 721 agents at June 30, 2008 compared to 12 months earlier. “As anticipated, our decline in agent count primarily reflects the loss of lower-producing agents and a reduction in new agent hires as we transition our hiring standards to target only those individuals we believe will be successful in the new Agency Business Model,” Lower noted. Including 322 licensed producers who work for the agents, Horace Mann’s total points of distribution increased to 1,043, a growth of 3 percent over prior year.

“We continue to be very pleased with the progress we are making in transitioning to our new Agency Business Model. While it’s still early in the migration process, the approximately 200 agents who have completed Horace Mann’s agency business school have continued to outperform our other agents in all key productivity measures, with double-digit increases in true new auto units, new flexible annuity premiums and total first year earned commissions in the second quarter, compared to prior year,” said Lower. “Agency business school graduate productivity, continued increases in policyholder retention and a consistent growth trend in educator policies in force have helped offset the decline in agent count and the adverse competitive and economic environments, resulting in positive property and casualty written premium growth and only a slight decline in property and casualty policies in force.”

Realized Investment Gains and Losses

In 2008, pretax net realized investment losses were $8.1 million for the second quarter, including $11.2 million of impairment write-downs and $0.3 million of realized impairment losses on securities that were disposed of during the quarter. The impairment write-downs were primarily related to two collateralized debt obligation securities and five equity securities, including four financial industry preferred stock issues. “While we realized additional investment losses this quarter, our conservative investment portfolio continues to serve us well in the current financial market environment,” said Lower.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

# # #

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2008	2007		2008	2007
DIGEST OF EARNINGS
Net income	$4.5	$23.1	-80.5%	$18.8	$46.4	-59.5%

Net income per share:
Basic	$0.11	$0.54	-79.6%	$0.46	$1.08	-57.4%
Diluted (A)	$0.11	$0.52	-78.8%	$0.45	$1.04	-56.7%
Weighted average number of shares and equivalent shares (in millions) (B):
Basic	40.1	43.2	-7.2%	40.6	43.2	-6.0%
Diluted (A)	41.2	44.9	-8.2%	41.7	45.1	-7.5%

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits	$245.0	$250.8	-2.3%	$469.6	$481.1	-2.4%

Return on equity (C)				8.5%	15.0%	N.M.

Property & Casualty GAAP combined ratio	106.7%	89.1%	N.M.	100.2%	89.3%	N.M.
Effect of catastrophe costs on the Property & Casualty combined ratio	16.6%	3.7%	N.M.	10.4%	2.7%	N.M.

Experienced agents				549	577	-4.9%
Financed agents				172	244	-29.5%
Total agents				721	821	-12.2%
Licensed producers				322	187	72.2%
Total points of distribution (D)				1,043	1,008	3.5%

Additional Per Share Information

Dividends paid	$0.105	$0.105	0.0%	$0.21	$0.21	0.0%

Book value (E)				$15.13	$15.08	0.3%

Financial Position

Total assets				$6,053.0	$6,476.5	-6.5%
Short-term debt				—	—	0.0%
Long-term debt				199.5	199.5	0.0%
Total shareholders’ equity				591.1	652.5	-9.4%

N.M.	- Not meaningful.

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. Diluted per share information for all periods is presented on a basis consistent with this consensus. On May 14, 2007, the Company redeemed all remaining Senior Convertible Notes. For the three and six months ended June 30, 2007, the Senior Convertible Notes represented 0.6 million and 0.9 million equivalent shares and had after tax interest expense of $0.1 million and $0.3 million, respectively.

(B)	In November and December 2007, the Company repurchased 1,111,600 shares of its common stock at an aggregate cost of $20.7 million, or an average cost of $18.66 per share. During the three months ended March 31, 2008, the Company repurchased 1,636,376 shares of its common stock at an aggregate cost of $29.5 million, or an average cost of $18.01 per share. During the three months ended June 30, 2008, the Company repurchased 1,561,849 shares of its common stock at an aggregate cost of $24.8 million, or an average cost of $15.93 per share.

(C)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.

(D)	Includes licensed producers working in exclusive agents’ offices and excludes independent agents.

(E)	Book value per share excluding the fair value adjustment for investments was $16.71 at June 30, 2008 and $15.88 at June 30, 2007. Ending shares outstanding were 39,061,788 at June 30, 2008 and 43,275,184 at June 30, 2007.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$163.8	$163.5	0.2%	$326.3	$324.7	0.5%
Net investment income	57.8	55.4	4.3%	114.4	110.3	3.7%
Net realized investment gains (losses)	(8.1)	(0.9)	N.M.	(10.5)	2.6	N.M.
Other income	2.7	3.5	-22.9%	5.3	6.1	-13.1%
Total revenues	216.2	221.5	-2.4%	435.5	443.7	-1.8%
Benefits, claims and settlement expenses	122.1	100.0	22.1%	229.0	198.4	15.4%
Interest credited	32.6	31.6	3.2%	64.7	62.8	3.0%
Policy acquisition expenses amortized	18.8	18.2	3.3%	39.8	37.3	6.7%
Operating expenses	33.3	34.2	-2.6%	68.1	69.3	-1.7%
Amortization of intangible assets	1.6	1.3	23.1%	2.8	2.8	0.0%
Interest expense	3.4	3.5	-2.9%	6.8	7.2	-5.6%
Total benefits, losses and expenses	211.8	188.8	12.2%	411.2	377.8	8.8%
Income before income taxes	4.4	32.7	-86.5%	24.3	65.9	-63.1%
Income tax expense (benefit)	(0.1)	9.6	N.M.	5.5	19.5	-71.8%

Net income	$4.5	$23.1	-80.5%	$18.8	$46.4	-59.5%

ANALYSIS OF PREMIUMS WRITTEN
AND CONTRACT DEPOSITS

Property & Casualty
Automobile and property (voluntary)	$137.7	$134.9	2.1%	$264.3	$259.4	1.9%
Involuntary and other property & casualty	0.8	0.9	-11.1%	1.0	1.7	-41.2%
Total Property & Casualty	138.5	135.8	2.0%	265.3	261.1	1.6%

Annuity deposits	80.8	89.0	-9.2%	154.7	170.5	-9.3%

Life	25.7	26.0	-1.2%	49.6	49.5	0.2%

Total	$245.0	$250.8	-2.3%	$469.6	$481.1	-2.4%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$1.9	$17.9	-89.4%	$14.9	$34.7	-57.1%

Annuity	5.1	5.1	0.0%	8.1	8.5	-4.7%

Life	5.2	3.6	44.4%	7.8	7.2	8.3%

Corporate and other (A)	(7.7)	(3.5)	120.0%	(12.0)	(4.0)	200.0%

Net income	4.5	23.1	-80.5%	18.8	46.4	-59.5%

Catastrophe costs, after tax, included above (B)	(14.5)	(3.2)	353.1%	(18.0)	(4.8)	275.0%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

(B)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
PROPERTY & CASUALTY

Premiums written	$138.5	$135.8	2.0%	$265.3	$261.1	1.6%
Premiums earned	134.5	133.6	0.7%	267.5	265.8	0.6%
Net investment income	9.1	9.3	-2.2%	18.3	18.5	-1.1%
Other income	0.5	1.2	-58.3%	1.1	1.7	-35.3%
Losses and loss adjustment expenses (LAE)	111.0	86.9	27.7%	202.7	172.9	17.2%
Operating expenses (includes policy acquisition expenses amortized)	32.5	32.2	0.9%	65.2	64.6	0.9%
Income before tax	0.6	25.0	-97.6%	19.0	48.5	-60.8%
Net income	1.9	17.9	-89.4%	14.9	34.7	-57.1%

Net investment income, after tax	7.6	7.6	0.0%	15.3	15.2	0.7%

Catastrophe costs, after tax (A)	14.5	3.2	353.1%	18.0	4.8	275.0%
Catastrophe losses and LAE, before tax	22.4	4.9	357.1%	27.8	7.4	275.7%
Reinsurance reinstatement premiums, before tax	—	—	0.0%	—	—	0.0%

Operating statistics:
Loss and loss adjustment expense ratio	82.5%	65.0%	N.M.	75.8%	65.0%	N.M.
Expense ratio	24.2%	24.1%	N.M.	24.4%	24.3%	N.M.
Combined ratio	106.7%	89.1%	N.M.	100.2%	89.3%	N.M.

Effect of catastrophe costs on the combined ratio	16.6%	3.7%	N.M.	10.4%	2.7%	N.M.

Automobile and property detail:
Premiums written (voluntary) (B)	$137.7	$134.9	2.1%	$264.3	$259.4	1.9%
Automobile	90.3	89.9	0.4%	182.1	181.5	0.3%
Property	47.4	45.0	5.3%	82.2	77.9	5.5%

Premiums earned (voluntary) (B)	134.1	131.0	2.4%	267.4	260.7	2.6%
Automobile	91.1	91.0	0.1%	182.0	182.1	-0.1%
Property	43.0	40.0	7.5%	85.4	78.6	8.7%

Policies in force (voluntary) (in thousands)				799	801	-0.2%
Automobile				535	536	-0.2%
Property				264	265	-0.4%

Policy renewal rate (voluntary)
Automobile (6 months)				91.3%	91.0%	N.M.
Property (12 months)				88.8%	87.8%	N.M.

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	71.7%	69.9%	N.M.	71.4%	69.3%	N.M.
Expense ratio	24.3%	24.0%	N.M.	24.3%	24.4%	N.M.
Combined ratio	96.0%	93.9%	N.M.	95.7%	93.7%	N.M.

Effect of catastrophe costs on the combined ratio	2.5%	0.7%	N.M.	1.4%	0.4%	N.M.

Total property operating statistics:
Loss and loss adjustment expense ratio	106.2%	51.0%	N.M.	86.2%	52.2%	N.M.
Expense ratio	23.9%	25.1%	N.M.	24.4%	25.0%	N.M.
Combined ratio	130.1%	76.1%	N.M.	110.6%	77.2%	N.M.

Effect of catastrophe costs on the combined ratio	47.5%	11.0%	N.M.	29.8%	8.6%	N.M.

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$2.2	$1.4	57.1%	$3.5	$4.4	-20.5%
Total property	0.2	4.2	-95.2%	0.6	6.7	-91.0%
Other property and casualty	—	—	N.M.	1.0	—	N.M.

Total	2.4	5.6	-57.1%	5.1	11.1	-54.1%

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

(B)	Amounts are net of additional ceded premiums to reinstate the Company's property and casualty catastrophe reinsurance coverage, if any, as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
ANNUITY

Contract deposits	$80.8	$89.0	-9.2%	$154.7	$170.5	-9.3%
Variable	35.3	38.9	-9.3%	70.9	75.4	-6.0%
Fixed	45.5	50.1	-9.2%	83.8	95.1	-11.9%
Contract charges earned	4.9	5.5	-10.9%	9.6	10.9	-11.9%
Net investment income	34.0	32.0	6.2%	67.1	63.5	5.7%
Net interest margin (without realized investment gains and losses)	10.9	9.7	12.4%	21.4	19.2	11.5%
Other income	1.4	1.3	7.7%	2.7	2.5	8.0%
Mortality loss and other reserve changes	0.4	(0.3)	N.M.	(0.1)	(0.6)	-83.3%
Operating expenses (includes policy acquisition expenses amortized)	8.7	8.0	8.7%	20.2	17.7	14.1%
Amortization of intangible assets	1.3	0.9	44.4%	2.2	2.1	4.8%
Income before tax	7.6	7.3	4.1%	11.2	12.2	-8.2%
Net income	5.1	5.1	0.0%	8.1	8.5	-4.7%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.2	$0.5	-60.0%	$(2.1)	$—	N.M.
Value of acquired insurance in force	(0.3)	0.1	N.M.	(0.2)	(0.1)	100.0%
Guaranteed minimum death benefit reserve	—	(0.2)	-100.0%	(0.1)	(0.1)	0.0%
Annuity contracts in force (in thousands)				168	165	1.8%
Accumulated value on deposit				$3,600.6	$3,723.7	-3.3%
Variable				1,382.7	1,602.8	-13.7%
Fixed				2,217.9	2,120.9	4.6%
Annuity accumulated value retention - 12 months
Variable accumulations				91.8%	91.2%	N.M.
Fixed accumulations				92.4%	92.4%	N.M.

LIFE

Premiums and contract deposits	$25.7	$26.0	-1.2%	$49.6	$49.5	0.2%
Premiums and contract charges earned	24.4	24.4	0.0%	49.2	48.0	2.5%
Net investment income	14.9	14.2	4.9%	29.5	28.1	5.0%
Income before tax	7.9	5.7	38.6%	12.3	11.2	9.8%
Net income	5.2	3.6	44.4%	7.8	7.2	8.3%
Pretax income increase (decrease) due to
valuation of:
Deferred policy acquisition costs	$(0.1)	$0.1	N.M.	$(0.1)	$0.1	N.M.
Life policies in force (in thousands)				225	230	-2.2%
Life insurance in force				$13,647	$13,470	1.3%
Lapse ratio - 12 months
(Ordinary life insurance)				5.6%	5.9%	N.M.

CORPORATE AND OTHER (A)

Components of loss before tax:
Net realized investment gains (losses)	$(8.1)	$(0.9)	N.M.	$(10.5)	$2.6	N.M.
Interest expense	(3.4)	(3.5)	-2.9%	(6.8)	(7.2)	-5.6%
Other operating expenses, net investment income and other income	(0.2)	(0.9)	-77.8%	(0.9)	(1.4)	-35.7%
Loss before tax	(11.7)	(5.3)	120.8%	(18.2)	(6.0)	203.3%
Net loss	(7.7)	(3.5)	120.0%	(12.0)	(4.0)	200.0%

N.M.	- Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2008, $3,223.7; 2007, $3,125.9)				$3,137.5	$3,075.2	2.0%
Equity securities, at fair value (cost 2008, $52.9; 2007, $13.5)				47.7	13.5	253.3%
Short-term investments				52.4	47.1	11.3%
Short-term investments, securities lending collateral				63.1	350.1	-82.0%
Policy loans and other				104.3	98.7	5.7%

Total Annuity and Life investments				3,405.0	3,584.6	-5.0%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2008, $682.9; 2007, $753.5)				671.3	745.4	-9.9%
Equity securities, at fair value (cost 2008, $39.9; 2007, $8.5)				37.0	8.7	325.3%
Short-term investments				26.1	20.8	25.5%
Short-term investments, securities lending collateral				—	—	0.0%

Total Property & Casualty investments				734.4	774.9	-5.2%

Corporate investments				4.1	4.3	-4.7%

Total investments				4,143.5	4,363.8	-5.0%

Net investment income
Before tax	$57.8	$55.4	4.3%	$114.4	$110.3	3.7%
After tax	39.3	37.6	4.5%	77.8	74.9	3.9%

Net realized investment gains (losses) by investment portfolio included in Corporate and Other segment gain (loss)
Property & Casualty	$(1.5)	$0.1	N.M.	$(1.7)	$0.4	N.M.
Annuity	(7.7)	0.2	N.M.	(11.1)	3.4	N.M.
Life	1.1	(1.2)	N.M.	2.3	(1.2)	N.M.
Corporate and Other	—	—	0.0%	—	—	0.0%

Total, before tax	(8.1)	(0.9)	N.M.	(10.5)	2.6	N.M.
Total, after tax	(5.1)	(0.6)	N.M.	(6.7)	1.7	N.M.
Per share, diluted	$(0.12)	$(0.01)	N.M.	$(0.16)	$0.04	N.M.

N.M. - Not meaningful.